Item 77C  Submission of matters to a vote of
security holders

The Annual Meeting of Stockholders was held on April 21, 2015 in New York. The voting results for each of the two proposals considered at the Annual Stockholders Meeting are as follows:


Election of Directors. The stockholders of the Fund elected Michael F. Holland, Joe O. Rogers,
M. Christopher Canavan, Jr., Anthony Kai Yiu Lo,
William C. Kirby, Chih T. Cheung and
Lawrence A. Kudlow to the Board of Directors to serve for a one year term expiring on the date of which the annual meeting of stockholder is held in 2016 or until their successors are elected and qualified.

Director				Votes cast for
	Votes withheld
Michael F. Holland		6,942,512
	194,526
Joe O. Rogers			4,350,321
	2,786,717
M. Christopher Canavan, Jr.		4,321,650
	2,815,388
Anthony Kai Yiu Lo		4,040,705
	3,096,334
William C. Kirby			7,001,039
	135,999
Chih T. Cheung			6,994,792
	142,246
Lawrence A. Kudlow		6,985,267
	151,771


Investment Limitation: The stockholders of the Fund approved the removal of the Fund's investment limitation that restricts the Fund's equity investments to securities listed and traded on the Taiwan stock exchange or traded in the over-the-counter market in Taiwan.

For			Against		Abstain
	Non-votes
6,329,053		29,604			1,179
	777,203